Exhibit 99.3

Investor Contacts:	Press Contacts:
Bob Hebert	Andrew Cole/Chris Kittredge
Chief Financial Officer	Sard Verbinnen & Co
CPEX Pharmaceuticals, Inc.	212.687.8080
603.658.6100

Amy Bilbija
MacKenzie Partners
212.929.5802
CPEX PHARMACEUTICALS ADVISES STOCKHOLDERS TO TAKE NO ACTION AT
THIS TIME IN RESPONSE TO MANGROVE PARTNERS’ REVISED PROPOSAL
     Exeter, NH, March 17, 2011— CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today confirmed that it has received an unsolicited, non-binding letter from Mangrove Partners (the “Revised Mangrove Letter”) revising the terms of the potential alternative transaction involving a recapitalization of CPEX that Mangrove had initially proposed on March 14, 2011. CPEX noted that two of Mangrove’s original proposed financing sources are not party to the Revised Mangrove Letter. Consistent with its fiduciary duties and the merger agreement with FCB I Holdings Inc. (“FCB”), CPEX’s Board of Directors will review the terms of the Revised Mangrove Letter as soon as practicable. The Revised Mangrove Letter requires no action by CPEX stockholders at this time. Until the Board’s review is complete, CPEX does not intend to comment further on the Revised Mangrove Letter.
     As announced in a separate press release today, the CPEX Board had previously determined not to pursue discussions with Mangrove after the Board’s review of the potential alternative transaction proposed by Mangrove on March 14.
     As announced on January 4, 2011, CPEX has entered into a definitive agreement with FCB under which FCB will acquire all of the outstanding common stock of CPEX for $27.25 per share in cash. The FCB transaction price represents a premium of 11% over the closing stock price of CPEX on Monday, January 3, 2011 and a 142% premium over the price of CPEX shares on January 7, 2010, the day prior to the date a third party publicly stated its intention to make an unsolicited offer for the Company. CPEX is scheduled to hold a special meeting of stockholders on March 24, 2011 to vote on the FCB merger agreement.
     About CPEX Pharmaceuticals, Inc.
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc.

which launched Testim, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
     CPEX has filed with the Securities and Exchange Commission (the “SEC”) and furnished to its stockholders a definitive proxy statement in connection with the proposed transaction with FCB (the “Definitive Proxy Statement”). This communication may be deemed to be solicitation material in respect of the merger with FCB. Investors and security holders of CPEX are urged to read the Definitive Proxy Statement and the other relevant materials (when they become available) because such materials will contain important information about CPEX and the proposed transaction with FCB. The Definitive Proxy Statement and other relevant materials (when they become available), and any and all other documents filed by CPEX with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents CPEX files with the SEC by directing a written request to CPEX Pharmaceuticals, Inc., 2 Holland Way, Exeter, NH 03833, Attention: Chief Financial Officer. Copies of CPEX’s filings with the SEC may also be obtained at the “Investors” section of CPEX’s website at www.cpexpharm.com/investor.htm.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS (WHEN THEY BECOME AVAILABLE) BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION WITH FCB.
     CPEX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of CPEX in connection with the proposed transaction with FCB. Information about those directors and executive officers of CPEX, including their ownership of CPEX securities, is set forth in the Definitive Proxy Statement (filed with the SEC on February 4, 2011) and in the proxy statement for CPEX’s 2010 Annual Meeting of Stockholders (filed with the SEC on April 9, 2010), as supplemented by other CPEX filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of CPEX and its directors and executive officers in the proposed transaction with FCB by reading the proxy statements and other public filings referred to above.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
     Certain items in this document may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to: the proposed transaction with FCB; the performance of CPEX; the benefits of the proposed transaction with FCB and such other risks and uncertainties as are detailed in the Definitive Proxy Statement, in CPEX’s Annual Report on Form 10-K filed with the SEC on March 29, 2010, and in the other reports that CPEX periodically files with the SEC. Copies of CPEX’s filings with the SEC may be obtained by the methods described above. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this document or other filings with the SEC.
     The statements in this document reflect the expectations and beliefs of CPEX’s management only as of the date of this document and subsequent events and developments may cause these expectations and beliefs to change. CPEX undertakes no obligation to update or revise these statements, except as may be required by law. These forward-looking statements do not reflect the potential impact of any future dispositions or strategic transactions, including the proposed transaction with FCB, that may be undertaken. These forward-looking statements should not be relied upon as representing CPEX’s views as of any date after the date of this document.